Filed Pursuant to Rule 433
Dated July 31, 2006
Registration Statement
No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	July 31, 2006
Settlement Date (Original Issue Date):	August 3, 2006
Maturity Date:	October 21, 2010
Principal Amount:	US$150,000,000
Price to Public (Issue Price):	TBD100.164% (plus accrued interest from and including July 21, 2006 to but excluding August 3, 2006)
Agents Commission:	0.20%
All-in Price:	99.964TBD%
Accrued Interest:	US$TBD304,416.67
Net Proceeds to Issuer:	US$150,250,416.67 (Which includes accrued interest)TBD
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate
Index Currency: Coupon:	U.S. Dollars LIBOR LIBOR plus 0.10%
Re-Offer Spread (plus or minus):	Plus 0.06%
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each January 21, April 21, July 21, and October 21 of each year, commencing October 21July 21, 2006 and ending on the Maturity Date

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Filed Pursuant to Rule 433
Dated July 31, 2006
Registration Statement
No. 333-132807

Initial Interest Rate:	To be determined two London Business days prior to the Original Issue Date.each Interest Reset Date
Interest Reset Periods and Dates: Interest Determination Dates:	Quarterly on each Interest Payment Date Quarterly, two2 London Business Days prior to each Interest Reset Date
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.

CUSIP:	36962GS70
ISIN:	US36962GS701
Common Code:	023355582

Additional Information:

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issue of US$1,000,000,000 principal amount of Floating Rate Notes due October 21, 2010 as described in the Issuers pricing supplement number 4240 dated October 18, 2005.

Plan of Distribution:

The Notes are being purchased by J.P. Morgan Securities Inc. (the "Underwriter"), as principal, at TBD100.164% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Filed Pursuant to Rule 433
Dated July 31, 2006
Registration Statement
No. 333-132807

Additional Information:

At June 30, 2006, the Company had outstanding indebtedness totaling $382.374 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2006, excluding subordinated notes payable after one year, was equal to $379.581 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Six Months ended June 30,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.62

At March 31, 2006, the Company had outstanding indebtedness totaling $359.920 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2006, excluding subordinated notes payable after one year, was equal to $357.254 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Three Months ended March 31,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.63

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriter(s) participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. at 212-834-4533 or Investor Communications of the issuer at 1-203-357-3950.